Exhibit 10.12.A

Amendment
to
The AES Corporation 2001 Stock Option Plan
and

The AES Corporation 2001 Non-Officer Stock Option Plan

Pursuant to the authority granted to the undersigned by the Board of Directors of The AES Corporation, The AES Corporation 2001 Stock Option Plan and The AES Corporation 2001 Non-Officer Stock Option Plan (collectively the “Plan”) is hereby amended by adding the following provision to the end of Article I of the Plan:

“Notwithstanding anything to the contrary contained herein and with respect to Options that were earned and vested under the Plan prior to January 1, 2005 (as determined under Section 409A, “Grandfathered Options”), such Grandfathered Options are intended to be exempt from Section 409A and shall be administered and interpreted in a manner intended to ensure that any Grandfathered Options remains exempt from Section 409A.  No amendments or other modifications shall be made to such Grandfathered Options except as specifically set forth in a separate writing thereto, and no amendment or modification to the Plan shall be interpreted or construed in a manner that would cause a material modification (within the meaning of Section 409A, including Treas. Reg. § 1.409A-6(a)(4)) to any such Grandfathered Options.  For purposes of the Plan, “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder.

Notwithstanding the foregoing or any provision of the Plan or Option to the contrary: (i) the Board of Directors may at any time (without the consent of any Optionee) modify or amend the provisions of this Plan or an Option to the extent necessary to conform the provisions of the Plan or an Option with Section 409A or an exception thereto, regardless of whether such modification or amendment of the Plan or Option shall adversely affect the rights of an Optionee; (ii) if any Option awarded under the Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Option will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).    In no event shall any member of the Board of Directors or the Company (or its employees, officers, directors or affiliates) have any liability to any Plan participant (or any other person) due to the failure of the Plan or an Option to satisfy the requirements of Section 409A.

This amendment has been duly executed by the undersigned and is effective this 13th day of March 2008.

The AES Corporation

By:	/s/
Jay L. Kloosterboer, Executive Vice
President, Business Excellence